Exhibit 10.9

Agreement of Purchase and Sale made as of June 17, 2005 by and between Grass Properties Inc. and Hanover R.S. Limited Partnership.

On June 17, 2005, Astro-Med, Inc. (the “Company”) entered into an agreement with Hanover R.S. Limited Partnership, a Texas limited partnership (the “Purchaser”) with a principal business address of 5847 San Felipe, Suite 3600, Houston, Texas, for the sale of approximately 24.692 acres of land located in Braintree, Massachusetts owned by the Company (the “Property) for the purchase price of $6,100,000 to be paid in cash at the closing. The sale of the Property is subject to a 90 day feasibility period ending on September 17, 2005, during which time the Purchaser may inspect the property and terminate the sale due to any adverse conditions discovered on the Property. Following the feasibility period, the Purchaser shall have 16 months to obtain final zoning and site plan approval from all state and local governmental entities for use of the Property as a multi-family residential rental property, subject to two 30 day extensions exercisable at the option of the Purchaser upon payment to the Company of $25,000 per extension.

Upon execution of the agreement, $250,000 of earnest money was placed in escrow pending completion of the sale and an additional $250,000 is to be placed in escrow at the expiration of the feasibility period. Following the feasibility period, all such earnest money is forfeited by the Purchaser in the event that the sale is not complete due to a breach by the Purchaser. In the event of a termination of the agreement by the Purchaser during the feasibility period, all earnest money is to be returned to the Purchaser, less $5,000.